Exhibit 99.1

NEWS RELEASE

For Immediate Release

TUFCO TECHNOLOGIES, INC. ANNOUNCES FISCAL YEAR 2012 FOURTH QUARTER

AND FISCAL YEAR 2012 RESULTS;

COMMENTS ON OUTLOOK

GREEN BAY, WI (December 18, 2012)—Tufco Technologies, Inc. (NASDAQ: TFCO), a leading provider of contract converting, printing, laminating and business imaging products, today announced that for the fourth quarter of fiscal year 2012, sales were $28,698,000, a decrease of 2% from the fourth quarter of fiscal year 2011. For fiscal year 2012, sales were $107,042,000 a decrease of 3% from fiscal year 2011 sales. Net income per diluted share for the fourth quarter was $0.09 compared to $0.08 net loss per diluted share for the fourth quarter of fiscal 2011. For full fiscal year 2012, net loss was $0.01 per diluted share, compared to net loss of $0.10 per diluted share for fiscal year 2011.

The fourth quarter of fiscal year 2012 generated improved profitability at both operations. Green Bay operations benefitted from improved operating costs. “Management of both the Green Bay and Newton operations remain focused on increasing sales, reducing costs and continuing to improve profitability,” said Jim Robinson, Tufco’s President and CEO.

Tufco, headquartered in Green Bay, Wisconsin, has manufacturing and warehousing operations in Wisconsin and North Carolina.

Information about the results reported herein, or copies of the Company’s Quarterly Reports, may be obtained by calling the contact person listed below.

This press release, including the discussion of the Company’s fiscal 2012 results in comparison to fiscal 2011 contains forward-looking statements regarding current expectations, risks and uncertainties for future periods. The actual results could differ materially from those discussed herein due to a variety of factors such as the Company’s ability to increase sales, changes in customer demand for its products, cancellation of production agreements by significant customers including two Contract Manufacturing customers it depends upon for a significant portion of its business, its ability to meet competitors’ prices on products to be sold under these production agreements, the effects of the economy in general, including the slow economic recovery from the continuing economic downturn, the Company’s inability to benefit from any general economic improvements, react to material increases in the cost of raw materials or competition in the Company’s product areas, the ability of management to successfully reduce operating expenses, the Company’s ability to increase sales and earnings as a result of new projects and services, the Company’s ability to successfully install new equipment on a timely basis and to improve productivity through equipment upgrades, the Company’s ability to continue to produce new products, the Company’s ability to comply with the financial covenants in its credit facility, the Company’s ability to extend or refinance its credit facility upon expiration, the Company’s ability to sustain profitable operations, the Company’s ability to successfully attract new customers through its sales initiatives and strengthening its new business development efforts, the Company’s ability to improve the run rates for its products, and changes to regulations governing its operations or other factors beyond the Company’s control. Therefore, the financial data for the periods presented may not be indicative of the Company’s future financial condition or results of operations. The Company assumes no responsibility to update the forward-looking statements contained in this press release.

Contact:	Michael B. Wheeler, VP and CFO Tufco Technologies, Inc. P. O. Box 23500 Green Bay, WI 54305-3500 (920) 336-0054 (920) 336-9041 (Fax)

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Balance Sheets

(Amounts in 000’s)

	September 30, 2012	September 30, 2011
ASSETS

Cash	$8	$8
Accounts Receivable - Net	16,457	15,363
Inventories - Net	17,450	14,200
Other Current Assets	551	1,335

Total Current Assets	34,466	30,906

Property, Plant and Equipment - Net	15,848	17,027
Goodwill	7,212	7,212
Other Assets - Net	130	136

Total	$57,656	$55,281

LIABILITIES AND STOCKHOLDERS’ EQUITY

Revolving Line of Credit	$7,280	$6,449
Current Portion of Note Payable	274	259
Accounts Payable	10,618	8,968
Accrued Liabilities	615	572
Other Current Liabilities	670	470

Total Current Liabilities	19,457	16,718

Long-Term Debt	494	768
Deferred Income Taxes	1,989	2,085

Common Stock and Paid-in Capital	25,655	25,596
Retained Earnings	12,218	12,271
Treasury Stock	(2,157)	(2,157)

Total Stockholders’ Equity	35,716	35,710

Total	$57,656	$55,281

TUFCO TECHNOLOGIES, INC.

Condensed Consolidated Statements of Operations

(Amounts in 000’s except share and per share data)

	Three Months Ended September 30,		Twelve Months Ended September 30,
	2012	2011	2012	2011
Net Sales	$28,698	$29,148	$107,042	$109,906

Cost of Sales	26,624	28,127	101,238	104,662

Gross Profit	2,074	1,021	5,804	5,244

SG&A Expense	1,427	1,465	5,690	5,731
Gain on Asset Sales	(66)	—	(66)	—

Operating Income (Loss)	713	(444)	180	(487)

Interest Expense	66	77	272	276
Interest Income and Other Income	—	—	(8)	(50)

Income (Loss) Before Income Taxes	647	(521)	(84)	(713)

Income Tax Expense (Benefit)	241	(194)	(31)	(266)

Net Income (Loss)	$406	$(327)	$(53)	$(447)

Net Income (Loss) Per Share:
Basic	$0.09	$(0.08)	$(0.01)	$(0.10)
Diluted	$0.09	$(0.08)	$(0.01)	$(0.10)

Weighted Average Common Shares Outstanding:
Basic	4,308,947	4,308,947	4,308,947	4,308,947
Diluted	4,312,327	4,308,947	4,308,947	4,308,947